Exhibit 10.1

AMERICAN PETROLEUM TANKERS PARENT LLC

DEFERRED COMPENSATION AGREEMENT

This Deferred Compensation Agreement (this “Agreement”) is made and entered into as of October 11, 2011 (the “Effective Date”), by and between American Petroleum Tankers Parent LLC, a Delaware limited liability company (the “Company”) and Robert K. Kurz (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company has determined that it would be in the best interests of the Company to grant the Executive a deferred compensation award provided for herein, solely as an incentive and in consideration of future services to be rendered by the Executive to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Definitions.

“Affiliate” means Affiliate as defined in the LLC Agreement.

“APT Holding” means American Petroleum Tankers Holding LLC, a Delaware limited liability company.

“APT Holding Class A Members” means APT Holding Class A Members as defined in the LLC Agreement.

“APT Holding LLC Agreement” means APT Holding LLC Agreement as defined in the LLC Agreement.

“Award” means the right to receive the Redemption Amount as set forth in this Agreement.

“Cause” means Cause as defined in the Employment Agreement.

“Change in Control” means the first to occur of any of the following events (1) any Person who is not a Sponsor Interest Member or an Affiliate of a Sponsor Interest Member becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then issued and outstanding limited liability company interests of APT Holding, or (2) the sale, transfer or other disposition of all or substantially all of the business and assets of APT Holding, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to a Person other than a Sponsor Interest Member or an Affiliate of a Sponsor Interest Member.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Credit Agreement” means the Revolving Notes Facility Agreement, dated as of August 7, 2006, as amended by and among American Petroleum Tankers LLC (f/k/a USS Products Investor LLC) the Obligors named therein, the Lenders named therein, Blackstone Corporate Debt Administration L.L.C., as the Administrative Agent for the Lenders, JP Morgan Chase Bank, N.A., as the Security Agent and Lehman Brothers Inc., as Sole Lead Arranger and Sole Bookrunner.

“Employment Agreement” means that certain employment agreement originally between American Petroleum Tankers LLC and the Executive, dated December 30, 2009, but currently, as amended on May 6, 2010 between American Petroleum Tankers Parent LLC and the Executive.

“Hurdle Amount” means the outstanding principal amount of the Sponsor Debt plus accrued interest on such Sponsor Debt as of December 31, 2009.

“IRR” means IRR as defined in the APT Holding LLC Agreement.

“Lender” means Lender as defined in the Credit Agreement.

“LLC Agreement” means that certain Limited Liability Company Agreement of APT HoldCo II LLC, dated October 11, 2011, as may be amended from time to time.

“Person” means Person as defined in the LLC Agreement.

“Redemption Amount” means an amount equal to the product of (x) .5% multiplied by (y) the excess, if any, of (i) all amounts paid to the Lenders in respect of the Sponsor Debt (including principal and interest) over (ii) the Hurdle Amount.

“Sponsor Debt” means the debt obligation under the Credit Agreement.

“Sponsor Interest Member” means Sponsor Interest Member as defined in the LLC Agreement.

“Transfer” means any transfer, sale, assignment, exchange, charge, pledge, gift, hypothecation, conveyance, encumbrance, security interest or other disposition (including any contract therefore), whether direct or indirect, voluntary or involuntary, by operation of law or otherwise, or the transfer of any other beneficial interest in the Award.

2. Grant. Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, the Company hereby grants to the Executive the Award.

3. Transfers of the Award by the Executive. The Award may not be Transferred by the Executive.

4. Vesting.

(a) The Award shall vest with respect to: (i) twenty percent (20%) of the Award on the Effective Date, (ii) an additional twenty percent (20%) of the Award on December 31, 2011 and (iii) an additional twenty percent (20%) of the Award on each December 31 thereafter (the Effective Date, together with each December 31 thereafter, a “Vesting Date”), subject to the Executive’s continued employment with the Company or its Affiliates on each Vesting Date.

(b) Notwithstanding Section 4(a) above, in the event of a Change in Control in which prior to, or in connection with such Change in Control, the APT Holding Class A Members have collectively received aggregate distributions, pursuant to Section 5.1 of the APT Holding LLC Agreement, representing an IRR of fifteen percent (15%), the Award, to the extent not previously forfeited, shall become fully vested.

5. Change in Control. In the event of a Change in Control, in consideration for the cancellation of the Award, the Participant shall be entitled to a payment in an amount equal to the vested portion of the Award (including the portion of the Award that becomes vested, if any, due to the Change in Control).

6. Termination of Employment.

(a) Termination for Cause. In the event that the Executive’s employment is terminated by the Company for Cause, the vested and unvested portion of the Award shall be forfeited.

(b) Termination for Any Other Reason. In the event that the Executive’s employment is terminated for any reason other than as provided for in Section 5(a) above, the Executive shall forfeit the unvested portion of the Award and retain the vested portion of the Award.

7. Section 457A.

(a) The Executive shall promptly notify the Company in writing upon receipt by the Executive of notice of any pending or threatened tax audit, claim, adjustment, proceeding or assessment (each, a “Claim”) related to the imposition of Section 457A of the Code with respect to any payment hereunder. Failure to so notify the Company of any such Claim shall relieve the Company of any obligation under this Section 7 with respect to any such Claim, including any related Claim for any other taxable period, to the extent such failure prejudices the Company’s ability to defend such Claim or related Claim. The Company shall be entitled to control the contest of such Claim in all administrative or judicial proceedings relating to such Claim and may, at its sole option, either pay the tax claimed to be due and sue for a refund or contest the Claim in any permissible tax forum. The Executive shall cooperate fully with the Company with respect to all aspects of contesting any such Claim, including by providing authorizations and powers of attorney necessary to permit the Company to control any contest with respect to any such Claim. Any refund received by the Executive with respect to any contest of any Claim (including any interest attributable to such refund and including any refund that would have been received but for use of the refund as a credit or offset against any tax liability for which the Executive is not entitled to payment pursuant to this Section 7) shall be for the account of the Company and the Executive shall pay over such refund to the Company within ten (10) days of receipt thereof.

(b) In connection with the interest and taxes payable by the Executive solely as a result of the imposition of Section 457A of the Code (the “457A Taxes”) on any payment hereunder, the Company shall provide the Executive with a lump sum payment equal to the 457A Taxes, increased by an amount (the “Amount”) such that after payment of all income taxes currently due and payable solely as a result of the receipt of the Amount, the Executive retains an amount equal to the 457A Taxes.

8. Taxes. The Company may make such provisions and take such steps as it may deem necessary or appropriate with respect to all federal, state, local and other taxes applicable to the Award.

9. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a) If the Company, to:

American Petroleum Tankers Parent LLC

c/o Blackstone Capital Partners V USS, L.P.

345 Park Avenue, 29th Floor

New York, NY 10154

Attention: Sean Klimczak

Fax:          (646) 253-7522

With copies to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:   Laurence M. Moss, Esq.

Telephone: (212) 756-2000

Fax:            (212) 593-5955

(b) If the Executive, to the Executive’s then current home address reflected in the Company’s records.

10. General.

(a) Amendments and Waivers. The provisions of this Agreement may not be amended, modified, supplemented or terminated, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of each of the parties hereto.

(b) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign any of its rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights, together with its obligations, to another entity which will succeed to all or substantially all of the assets and business of the Company.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed and delivered, shall be deemed to be an original, but all of which counterparts, taken together, shall constitute one and the same instrument.

(d) Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires: (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and paragraph references are to the Sections and paragraphs of this Agreement unless otherwise specified; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (v) “or” is not exclusive; and (vi) provisions apply to successive events and transactions.

(e) Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the other remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(g) Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of this Agreement or any agreements or transactions contemplated hereby shall only be brought in any Delaware state or federal court sitting in Wilmington, Delaware, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.

(h) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

(i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings relating to such subject matter, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to such subject matter.

(j) No Employment or Service Contract. Nothing in this Agreement shall confer upon the Executive any right to continue the Executive’s relationship with the Company or its Affiliates, nor shall it otherwise restrict in any way the rights of the Company or its Affiliates, which rights are hereby expressly reserved, to terminate the Executive’s employment at any time for any reason.

(k) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Construction. The Company and the Executive acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the Company and the Executive.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AMERICAN PETROLEUM TANKERS PARENT LLC
By: American Petroleum Tankers Holding LLC, its Sole Member
By: Blackstone Capital Partners V USS, L.P., its Managing Member
By: Blackstone Management Associates V APT L.L.C., its General Partner
By: Blackstone Family GP L.L.C., its Sole Member
By:	/s/ David I. Foley
Name:	David I. Foley
Title:	Senior Managing Director
EXECUTIVE:
/s/ Robert K. Kurz
Robert K. Kurz